UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2022

SPX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6948	88-3567996
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6325 Ardrey Kell Road, Suite 400,
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (980) 474-3700

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SPXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported in the Form 8-K of SPX Technologies, Inc. (the “Company”) filed on September 1, 2022, James E. Harris resigned as Vice President, Chief Financial Officer and Treasurer of the Company, effective on September 23, 2022, and Michael A. Reilly, the Company’s Chief Accounting Officer, Vice President, Finance and Corporate Controller, was appointed as Interim Chief Financial Officer of the Company, effective on September 23, 2022.

As announced on December 7, 2022, the Board of Directors of the Company has appointed Mark A. Carano as Vice President, Chief Financial Officer and Treasurer of the Company, to be effective upon the commencement of his employment with the Company on January 3, 2023 (the “Transition Date”). In connection with the appointment of Mr. Carano, Mr. Reilly will cease serving as Interim Chief Financial Officer on the Transition Date. On the Transition Date, Mr. Reilly will continue to serve as the Company’s Vice President, Finance and Chief Accounting Officer.

Mr. Carano, age 53, has served as Senior Vice President, Chief Financial Officer and Treasurer of Insteel Industries, Inc., a manufacturer of steel wire reinforcing products for concrete construction applications, since October 2020 and as Vice President, Chief Financial Officer and Treasurer of that company from May 2020 to October 2020. Prior to joining Insteel, Mr. Carano served as Chief Financial Officer of Big River Steel, a privately-held manufacturer of steel products, since April 2019. Prior to Big River Steel, he served in various senior management finance roles with Babcock & Wilcox Enterprises, a manufacturer of industrial technology, from June 2013 to October 2018, including as Senior Vice President, Finance and Controller of the Industrial Segment and Senior Vice President, Corporate Development and Treasurer. Mr. Carano also has 14 years of combined investment banking experience with Bank of America Merrill Lynch, Deutsche Bank and First Union Securities.

In connection with his service as the Company’s Vice President, Chief Financial Officer and Treasurer, Mr. Carano will receive salary at an initial annual rate of $500,000. He will also be eligible to participate in the Company’s Management Incentive Bonus Plan with an annual incentive award at target equal to 70% of his annual salary, with the maximum payout opportunity being 200% of the target level based on achievement of performance goals. Mr. Carano will also be eligible to receive awards under the Company’s stock compensation plan, which awards are typically granted annually in the first calendar quarter of the year, with stock compensation awards with a value at grant of $700,000 to be awarded as part of the annual award cycle in 2023.

To offset the loss of incentive compensation under his current employment arrangement, in connection with the commencement of his employment with the Company, Mr. Carano will receive a sign-on bonus of $100,000 and restricted stock units having a value at grant equal to $250,000. Mr. Carano will be obligated to repay to the Company some or all of the sign-on bonus amount if he voluntarily terminates his employment with the Company or his employment is terminated by the Company for cause within 12 months of the payment date, with the full amount to be repaid in the event of such a separation of employment within the first 12 months after the commencement of his employment with the Company. This repayment obligation is ratably reduced during the subsequent 12-month period for each month of his continued employment unless Mr. Carano fails to repay such amount upon the Company’s demand, in which case the full amount of the sign-on bonus is required to be repaid. The restricted stock units will vest in annual one-third increments over three years from the date of grant, with vesting contingent upon Mr. Carano’s continued employment.

Mr. Carano will be eligible to participate in the Company’s other benefit plans available to executive officers and receive specified perquisites. In connection with the commencement of his services as Vice President, Chief Financial Officer and Treasurer, and Mr. Carano and the Company will enter into a Change of Control Agreement, a Confidentiality and Non-Competition Agreement and a Severance Benefit Agreement, substantially in the form of the agreements filed as Exhibits 10.4, 10.5 and 10.6, respectively, to the Company’s Form 10-Q for the period ended October 1, 2022.

Item 7.01.    Regulation FD Disclosure

On December 7, 2022, the Company issued a press release, which press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

99.1	Press Release of dated December 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX TECHNOLOGIES, INC.
(Registrant)

Date: December 7, 2022	By:	/s/ John W. Nurkin
John W. Nurkin
Vice President, General Counsel and Secretary